Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of IronNet, Inc. of our report dated May 14, 2021, except for the effects of the Merger Agreement and Reverse Recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is March 10, 2022, relating to the financial statements of IronNet Cybersecurity, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
March 10, 2022